EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $2.2 Million for Third Quarter of 2011, Investment From SBLF, and Exit of TARP

MOLINE, Ill., Oct. 24, 2011 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("net income") of $2.2 million for the quarter ended September 30, 2011, or diluted loss per common share of ($0.01) after preferred stock dividends of $2.2 million. The dividends include $1.2 million of accelerated accretion of the discount on repurchased preferred shares from the U.S. Treasury ("Treasury"). This one-time deemed dividend was the result of the Company's repurchase of all of the preferred shares issued to Treasury under the Troubled Asset Relief Program ("TARP") in connection with its participation in the Small Business Lending Fund ("SBLF"). By comparison, for the quarter ended June 30, 2011, the Company reported net income of $2.7 million, or diluted earnings per common share of $0.34 after preferred stock dividends of $1.0 million. For the third quarter of 2010, the Company reported net income of $2.0 million, or diluted earnings per common share of $0.21 after preferred stock dividends of $1.0 million.

Year-To-Date Earnings Up 38% from Prior Year

For the nine months ended September 30, 2011, the Company reported net income of $7.0 million, or diluted earnings per common share of $0.56 after preferred stock dividends of $4.3 million. As mentioned above, these dividends include $1.2 million of accelerated accretion of the discount on the repurchased TARP preferred shares from Treasury. For the nine months ended September 30, 2010, the Company reported net income of $5.1 million, or diluted earnings per share of $0.42 after preferred stock dividends of $3.1 million.

"Although we are reporting strong earnings for the year thus far, we did experience a decline in net income from the prior quarter of $512 thousand, or 19%," stated Douglas M. Hultquist, President and Chief Executive Officer. "The decline was primarily the result of increased provision related to a specific commercial real estate credit. We continue to experience solid results in net interest income and noninterest income. Additionally, improving efficiency and cost containment will continue to be a key focus for our Company."

The Company's net interest income for the current quarter totaled $13.8 million, which is flat over the prior quarter, and an increase of 14% over the third quarter of 2010. For the nine months ended September 30, 2011, the Company's net interest income was $40.0 million, which is an increase of $2.5 million, or 7%, over the same period of 2010. Net interest margin was 3.05% for the nine months ended September 30, 2011 which compares favorably to net interest margin of 2.94% for the same period of 2010.

Nonperforming assets at September 30, 2011 were $40.5 million, up $2.6 million, or 7%, from $37.9 million at June 30, 2011, and down $9.6 million, or 19%, from December 31, 2010. Nonperforming assets at the end of the quarter increased to 2.13% of total assets from 2.02% of total assets at June 30, 2011, but were still down from 2.73% of total assets at December 31, 2010. The large majority of the Company's nonperforming assets consist of nonaccrual loans/leases and other real estate owned. Nonaccrual loans/leases increased $5.7 million, or 25%, with most of this increase consisting of a single commercial credit. Offsetting the increase, the Company charged off $3.1 million during the quarter. Lastly, other real estate owned declined $2.1 million, or 21%, as the Company successfully sold several properties at a small net gain.

Provision for loan/lease losses totaled $2.5 million for the third quarter of 2011, an increase of $785 thousand over the prior quarter, and an increase of $1.0 million from the third quarter of 2010. The increase was primarily the result of a specific provision related to one new nonperforming commercial real estate loan that deteriorated during the quarter. Net loan/lease growth of $13.7 million, or 1%, for the current quarter also attributed to the increased provision. With net charge-offs totaling $2.7 million mostly offset by provision for loan/lease losses of $2.5 million, the Company's allowance for loan/lease losses to total loans/leases declined to 1.63% at September 30, 2011 from 1.67% at June 30, 2011, and from 1.74% at December 31, 2010.

"Although our nonperforming assets increased during the quarter, the increase was primarily the result of a single credit," stated Mr. Hultquist. "In general, our loan quality continues to improve as evidenced by the trend in our classified loans which declined 6% during the current quarter and 11% over the year. Additionally, despite the 7% increase in nonperforming assets for the current quarter, our level of nonperforming assets was down $18.9 million, or 32%, from its peak at September 30, 2010. We continue to place a strong emphasis on improving the quality of our loans and all assets. Resuming the declining trend of our nonperforming assets is a top priority."

Capital Position Strengthened with Investment from SBLF and Exit of TARP

On September 15, 2011, the Company successfully closed on Treasury's investment of $40.1 million in preferred stock from the SBLF. The SBLF is a Treasury lending program that encourages select community banks to partner with small businesses and entrepreneurs to create jobs and promote economic development in local communities. Simultaneously, as required by the SBLF program, the Company redeemed the $38.2 million of preferred stock issued to Treasury in the first quarter of 2009 as part of the TARP Capital Purchase Program. The Company paid $4.9 million in preferred stock dividends to Treasury during the period the TARP investment was outstanding.

The Company is currently in negotiations with Treasury on buying back the common stock warrant issued as part of the Company's participation in TARP.

"While allowing the Company to fully redeem the $38.2 million of TARP preferred stock, the SBLF investment will also provide a modest increase to our already strong capital levels," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "The SBLF investment is an important step in implementing our long-term capital plan as it provides us up to an additional 25 months of preferred capital at an attractive rate of between 1% and 5%. This will provide the Company with additional flexibility in our stated goal of increasing our tangible common equity through improved earnings and the future conversion of our Series E Preferred Stock to common equity, with the ultimate goal of self generating the excess capital required to redeem the SBLF capital in future years without the need for a dilutive common equity raise. Additionally, the SBLF program provides the Company with the opportunity to reduce the preferred dividend rate on the preferred shares during the first 10 quarters they are outstanding if we increase the level of our qualified small business lending." Mr. Gipple added, "We are very pleased that QCR Holdings, Inc. was selected to participate in the SBLF program, as only 43% of the 933 banks in the country that applied were approved for participation by the United States Treasury. We believe that this speaks directly to the strength of our company."

"As of September 30, 2011, the Company reported its qualified small business lending in accordance with SBLF guidelines and calculated a net decline from the baseline of $62.4 million, or 14%," Mr. Gipple continued. "SBLF defines the baseline as the average of our qualified small business loans for the last two quarters of 2009 and the first two quarters of 2010. As a result of the decline, the dividend rate on the SBLF preferred stock remains at 5%. The decline is primarily a function of the residual impact of the economic downturn on our communities over the recent years. Specifically, loan/lease demand weakened whereby originations were outpaced by payments and maturities. Despite the net decline thus far, we are well positioned to continue to support the small businesses in the communities we serve and intend to grow small business loans without sacrificing our high standards for quality."

Loans/Leases Continue to Grow

During the third quarter of 2011, the Company's total assets increased $20.5 million, or 1%. The Company grew loans/leases by $13.7 million, or 1%, which marked consecutive quarters of net loan/lease growth. Additionally, the Company continued to grow its securities portfolio with an increase of $12.0 million, or 2%. This growth was funded primarily by increases in federal funds purchased ($12.4 million) and customer repurchase agreements ($8.8 million).

Noninterest-Bearing Deposits Grew 10% during the Quarter

Mr. Gipple added, "We are very pleased with the continued shift in the mix of our deposit portfolio. We continue to grow our noninterest-bearing deposits with most of this growth in correspondent banking at our largest subsidiary bank, Quad City Bank & Trust. Specifically, our noninterest-bearing deposits have grown $49.9 million, or 18%, during 2011, and $29.5 million, or 10%, in the third quarter. Overall, we continue to focus on growing core deposits and reducing our reliance on brokered and other time deposits as well as wholesale funding. The latter tends to be higher cost of funds and our successful execution of this shift in mix thus far in 2011 has translated to a reduction in cost of funds and interest expense."

Financial highlights for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.06 billion at September 30, 2011, which was an increase of $31.0 million, or 3%, from December 31, 2010. Loans/leases increased $11.6 million, or 2%, thus far in 2011. The bank's securities portfolio grew $62.4 million, or 22%, to $340.2 million as the bank invested excess liquidity and decreased its federal funds sold position by $36.1 million. The bank continues to expand its deposit portfolio as total deposits grew $47.4 million, or 8%, during the first nine months of 2011. Specifically, the bank continues to have success growing its correspondent banking business as non-interest bearing correspondent deposits grew $64.9 million, or 80%, to $145.7 million at September 30, 2011. Offsetting the deposit growth, the bank reduced its overall borrowings position. Most notably, during the first nine months of 2011, the bank prepaid $15.0 million of FHLB advances, and allowed another $12.5 million of FHLB advances to mature without replacement. The bank realized net income of $6.5 million for the nine months ended September 30, 2011. By comparison, the bank realized net income of $5.2 million for the same period of 2010.

  Included in the discussion above and consolidated with Quad City Bank & Trust, m2 Lease Funds, LLC, the Company's leasing subsidiary, grew leases $6.3 million, or 7%, over the first nine months of 2011. Further, m2 realized pre-tax net income of $1.5 million for the nine months ended September 30, 2011. By comparison, m2 recognized pre-tax net income of $306 thousand for the same period of 2010.

  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $565.8 million at September 30, 2011, which was an increase of $19.0 million, or 3%, from December 31, 2010. Over the first nine months of 2011, loans declined $9.5 million, or 3%, as loan demand remains weak. As a result, the bank grew its securities portfolio $41.2 million, or 35%, as it invested some of its excess liquidity. The net growth was funded by deposits as total deposits grew $38.2 million, or 12%. Partially offsetting the deposit growth, the bank's borrowing position declined $20.3 million, or 12%. The bank realized net income of $4.0 million for the nine months ended September 30, 2011, which is a significant increase over the $2.5 million of net income for the same period of 2010.

  Rockford Bank & Trust, which opened in 2005, had total assets of $287.6 million at September 30, 2011, which was an increase of $16.2 million, or 6%, from December 31, 2010. During the first nine months of 2011, the bank grew loans $22.8 million, or 11%. The bank's federal funds sold and some cashflow from called and matured securities was utilized to partially fund this loan growth. The remainder was funded by deposit growth of $10.2 million, or 5%. The bank realized net income of $48 thousand for the nine months ended September 30, 2011. By comparison, the bank reported net income of $799 thousand for the same period of 2010. The variance is wholly the result of increased provision in 2011 for a few nonperforming commercial loans.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix)  unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets	$ 1,898,960	$ 1,878,488	$ 1,836,635	$ 1,806,925
Securities	$ 525,912	$ 513,905	$ 424,847	$ 424,768
Total loans/leases	$ 1,197,582	$ 1,183,894	$ 1,172,539	$ 1,189,978
Allowance for estimated loan/lease losses	$ 19,578	$ 19,803	$ 20,365	$ 19,883
Total deposits	$ 1,207,469	$ 1,214,314	$ 1,114,816	$ 1,086,733
Total borrowings	$ 524,551	$ 504,146	$ 566,060	$ 561,466
Total stockholders' equity	$ 143,169	$ 137,325	$ 132,571	$ 135,523
Common stockholders' equity *	$ 77,529	$ 73,025	$ 70,357	$ 73,422
Common shares outstanding	4,747,234	4,734,259	4,611,182	4,601,094
Book value per common share	$ 16.33	$ 15.42	$ 15.26	$ 15.96
Closing stock price	$ 8.77	$ 8.92	$ 7.14	$ 9.03
Market capitalization	$ 41,633	$ 42,230	$ 32,924	$ 41,548
Market price/book value	53.70%	57.83%	46.80%	56.59%
Full time equivalent employees	358	352	350	345
Total risk-based capital ratio	13.97%**	13.87%	13.70%	13.61%
Tier 1 risk-based capital ratio	12.39%**	12.28%	12.12%	12.03%
Tier 1 leverage capital ratio	8.88%**	8.80%	8.71%	8.79%

* Includes noncontrolling interests and accumulated other comprehensive income (loss)
**Subject to change upon final calculation for regulatory filings due after earnings release

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans/leases	$ 29,006	$ 23,295	$ 37,427	$ 42,185
Accruing loans/leases past due 90 days or more	333	358	320	3,610
Troubled debt restructures - accruing	2,675	3,592	3,405	1,510
Other real estate owned	8,288	10,430	8,535	11,976
Other repossessed assets	160	194	366	89
Total nonperforming assets	$ 40,462	$ 37,869	$ 50,053	$ 59,370

Net charge-offs (calendar year-to-date)	$ 5,983	$ 3,302	$ 9,604	$ 7,036

Loan/lease mix:
Commercial and industrial loans	$ 363,998	$ 368,565	$ 365,625	$ 364,489
Commercial real estate loans	568,487	559,777	553,717	577,733
Direct financing leases	88,893	85,564	83,010	84,032
Residential real estate loans	94,073	86,059	82,197	79,763
Installment and other consumer loans	79,893	81,858	86,240	82,269
Deferred loan/lease origination costs, net of fees	2,238	2,071	1,750	1,692
Total loans/leases	$ 1,197,582	$ 1,183,894	$ 1,172,539	$ 1,189,978

ANALYSIS OF SECURITIES DATA
Securities mix:
U.S. government sponsored agency securities	$ 414,784	$ 403,766	$ 402,225	$ 400,621
U.S. government sponsored residential mortgage-backed securities	83,452	82,038	70	80
Municipal securities	25,991	26,200	20,603	22,400
Other securities, including held-to-maturity	1,685	1,901	1,949	1,667
Total securities	$ 525,912	$ 513,905	$ 424,847	$ 424,768

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing	$ 326,710	$ 297,197	$ 276,827	$ 237,965
Interest-bearing	880,759	917,117	837,989	848,768
Total deposits	$ 1,207,469	$ 1,214,314	$ 1,114,816	$ 1,086,733

Interest-bearing deposit mix:
Nonmaturity deposits	$ 528,552	$ 538,869	$ 459,978	$ 413,214
Certificates of deposit	304,674	322,466	312,656	354,104
Brokered certificates of deposit	47,533	55,782	65,355	81,450
Total interest-bearing deposits	$ 880,759	$ 917,117	$ 837,989	$ 848,768

ANALYSIS OF BORROWINGS DATA
Borrowings mix:
FHLB advances	$ 204,750	$ 204,750	$ 238,750	$ 238,750
Wholesale structured repurchase agreements	135,000	135,000	135,000	135,000
Customer repurchase agreements	101,886	93,065	118,905	113,099
Federal funds purchased	41,700	29,330	22,250	23,320
Junior subordinated debentures	36,085	36,085	36,085	36,085
Other	5,130	5,916	15,070	15,212
Total borrowings	$ 524,551	$ 504,146	$ 566,060	$ 561,466

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income	$ 19,570	$ 19,862	$ 19,740	$ 58,083	$ 60,576
Interest expense	5,741	5,911	7,576	18,094	23,061
Net interest income	13,829	13,951	12,164	39,989	37,515
Provision for loan/lease losses	2,457	1,672	1,434	5,197	4,414
Net interest income after provision for loan/lease losses	11,372	12,279	10,730	34,792	33,101
Noninterest income	4,335	4,173	4,358	13,566	10,728
Noninterest expense	12,773	12,556	12,134	38,341	36,790
Net income before taxes	2,934	3,896	2,954	10,017	7,039
Income tax expense	667	1,123	830	2,746	1,900
Net income	$ 2,267	$ 2,773	$ 2,124	$ 7,271	$ 5,139
Less: Net income attributable to noncontrolling interests	104	98	110	308	95
Net income attributable to QCR Holdings, Inc.	$ 2,163	$ 2,675	$ 2,014	$ 6,963	$ 5,044

Less: Preferred stock dividends	936	1,036	1,029	3,004	3,100
Preferred stock dividends ****	1,252			1,252
Net income (loss) attributable to QCR Holdings, Inc. common stockholders	$ (25)	$ 1,639	$ 985	$ 2,707	$ 1,944

Earnings (loss) per share attributable to QCR Holdings, Inc.:
Basic	$ (0.01)	$ 0.34	$ 0.21	$ 0.56	$ 0.42
Diluted ***	$ (0.01)	$ 0.34	$ 0.21	$ 0.56	$ 0.42

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 0.68	$ 0.90	$ 0.40

AVERAGE BALANCES
Assets	$ 1,904,348	$ 1,882,252	$ 1,840,184	$ 1,892,820	$ 1,831,813
Loans/leases	$ 1,190,313	$ 1,170,682	$ 1,195,525	$ 1,171,331	$ 1,217,808
Deposits	$ 1,212,112	$ 1,204,865	$ 1,116,542	$ 1,196,965	$ 1,123,374
Total stockholders' equity	$ 139,004	$ 134,543	$ 133,875	$ 134,948	$ 130,231
Common stockholders' equity	$ 75,277	$ 71,827	$ 72,710	$ 73,943	$ 70,220

KEY RATIOS
Return on average assets (annualized)	0.45%	0.57%	0.44%	0.49%	0.37%
Return on average common equity (annualized) **	-0.13%	9.13%	5.42%	4.88%	3.69%
Price earnings ratio LTM *	12.90 x	9.91 x	22.34 x	12.90 x	22.34 x
Net interest margin (TEY)	3.16%	3.21%	2.85%	3.05%	2.94%
Nonperforming assets / total assets	2.13%	2.02%	3.29%	2.13%	3.29%
Net charge-offs / average loans/leases	0.23%	0.22%	0.26%	0.51%	0.58%
Allowance / total loans/leases	1.63%	1.67%	1.67%	1.63%	1.67%
Efficiency ratio	70.32%	69.28%	73.44%	71.59%	76.26%

* LTM: Last twelve months
** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc. common stockholders"
*** In accordance with U.S. GAAP, the common equivalent shares are not considered in the calculation of diluted earnings per share if the numerator is a net loss.
**** Represents the one-time deemed dividend resulting from the company's repurchase of preferred shares from the U.S. Treasury

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Trust department fees	$ 762	$ 895	$ 803	$ 2,608	$ 2,438
Investment advisory and management fees	549	550	419	1,631	1,326
Deposit service fees	894	857	903	2,623	2,586
Gain on sales of loans, net	408	755	1,110	1,923	1,832
Securities gains	444	149	--	1,473	--
Gains (losses) on sales of foreclosed assets, net	42	(108)	(188)	(90)	(633)
Earnings on cash surrender value of life insurance	331	357	353	1,032	974
Credit card fees, net of processing costs	179	77	35	397	231
Other	726	641	923	1,969	1,974
Total noninterest income	$ 4,335	$ 4,173	$ 4,358	$ 13,566	$ 10,728

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 7,652	$ 7,356	$ 6,910	$ 22,481	$ 20,869
Occupancy and equipment expense	1,360	1,368	1,410	4,018	4,147
Professional and data processing fees	1,077	1,137	1,096	3,339	3,379
FDIC and other insurance	579	688	887	2,149	2,575
Loan/lease expense	840	656	679	1,772	1,659
Advertising and marketing	277	334	292	836	702
Postage and telephone	242	232	253	704	751
Stationery and supplies	123	124	135	381	379
Bank service charges	186	177	113	525	284
Prepayment fees on Federal Home Loan Bank advances	--	--	--	832	--
Other-than-temporary impairment losses on securities	--	119	114	119	114
Losses on lease residual values	--	--	--	--	617
Other	437	365	245	1,185	1,314
Total noninterest expense	$ 12,773	$ 12,556	$ 12,134	$ 38,341	$ 36,790

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	4,866,692	4,847,740	4,598,566	4,795,382	4,587,883
Incremental shares from assumed conversion:
Options and Employee Stock Purchase Plan	117,914	26,238	21,008	52,051	29,219
Adjusted weighted average shares (b)	4,984,606	4,873,978	4,619,574	4,847,433	4,617,102

(a) Denominator for Basic Earnings Per Share
(b) Denominator for Diluted Earnings Per Share.

ROLLFORWARD OF LENDING/LEASING ACTIVITY FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(dollars in thousands)

BALANCE AS OF DECEMBER 31, 2010:	CONSOLIDATED

Commercial and industrial loans	$ 365,625
Commercial real estate loans	553,717
Direct financing leases	83,010
Real estate loans - residential mortgage	82,197
Installment and other consumer loans	86,240
1,170,789
Plus deferred loan/lease origination costs, net of fees	1,750
Total gross loans/leases	$ 1,172,539

ORIGINATION OF NEW LOANS/LEASES:

Commercial and industrial loans	107,272
Commercial real estate loans	84,775
Direct financing leases	34,031
Real estate loans - residential mortgage	73,389
Installment and other consumer loans	10,486
$ 309,953

PAYMENTS/MATURITIES/SALES, NET OF ADVANCES OR RENEWALS ON EXISTING LOANS/LEASES

Commercial and industrial loans	(108,899)
Commercial real estate loans	(70,005)
Direct financing leases	(28,148)
Real estate loans - residential mortgage	(61,513)
Installment and other consumer loans	(16,833)
$ (285,398)

BALANCE AS OF SEPTEMBER 30, 2011:

Commercial and industrial loans	363,998
Commercial real estate loans	568,487
Direct financing leases	88,893
Real estate loans - residential mortgage	94,073
Installment and other consumer loans	79,893
1,195,344
Plus deferred loan/lease origination costs, net of fees	2,238
Total gross loans/leases	$ 1,197,582
CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745